Exhibit 99.1

3595 John Hopkins Court, San Diego, CA 92121 Telephone: 858 202 9000 Fax: 858 202 9001

Company Contact	Investor Relations Contact
John Sharp	Lippert/Heilshorn & Associates
Principal Financial Officer	Zachary Bryant (zbryant@lhai.com)
(858) 202-9032	Jody Cain (jcain@lhai.com)
(310) 691-7100

SEQUENOM REPORTS FOURTH QUARTER AND FULL YEAR 2006 FINANCIAL RESULTS

Provides 2007 Financial Guidance

Conference Call Begins Today at 1:00 p.m. Eastern Time

SAN DIEGO, March 7, 2007 – Sequenom, Inc. (NASDAQ: SQNM) today reported financial results for the three months and year ended December 31, 2006.

Revenues for the fourth quarter of 2006 rose 79% to $7.9 million, compared with revenues of $4.4 million for the fourth quarter of 2005. Revenues for the year ended December 31, 2006 were up 47% to $28.5 million, as compared to the same period in the prior year. The increase in revenues for the quarter and year ended December 31, 2006 was primarily due to an increase in the number of placements of MassARRAY® systems and related product sales. The net loss for the fourth quarter of 2006 narrowed to $5.3 million, or $0.16 per share, compared with a net loss of $7.1 million, or $0.53 per share, for the fourth quarter of 2005. The net loss for the year ended December 31, 2006 of $17.6 million was $8.9 million lower than the previous year.

Cost of product and service revenue for the fourth quarter of 2006 was $3.2 million, compared with $2.6 million for the fourth quarter of 2005. Cost of product and service revenue profit margins improved significantly for the quarter to 59% from 42% for the same period in the prior year. The significant improvement was primarily the result of improvements in inventory management.

Research and development expenses were $4.0 million for the fourth quarter of 2006, compared with $3.0 million for the same period in the prior year, reflecting additional expenses associated with intellectual property in-licensing and non-invasive prenatal diagnostic technology research and development. Selling, general and administrative expenses of $6.3 million for the fourth quarter of 2006 were $1.0 million higher than the previous year as a result of headcount related and marketing expenses. Total costs and

Sequenom Reports Fourth Quarter and Full Year 2006 Financial Results

expenses for the fourth quarter of 2006 increased to $13.6 million, compared with $11.6 million for the same period in the prior year. Total costs and expenses for the quarter ended December 31, 2006 include $0.3 million of share-based compensation expenses. There were no share-based compensation expenses reported in the prior year quarter.

Cost of product and service revenue for the year ended December 31, 2006 was $11.9 million, compared with $10.4 million for the same period in the prior year. Cost of product and service revenue profit margins improved significantly for 2006 to 58% from 47% for 2005. The significant improvement was primarily the result of improvements in inventory management.

Research and development expenses were $11.9 million for both of the years ended December 31, 2006 and 2005, reflecting additional expenses for 2006 associated with investment in our non-invasive prenatal diagnostic technology, offset by headcount savings as a result of our restructuring in September 2005. Selling, general and administrative expenses were $22.4 million for both of the years ended December 31, 2006 and 2005. Total costs and expenses for the year ended December 31, 2006 were $47.8 million, compared with $47.3 million for the same period in the prior year. Total costs and expenses for the year ended December 31, 2006 and 2005 include $1.2 million and $0.3 million, respectively, of share-based compensation expenses.

As of December 31, 2006, Sequenom had available cash, cash-equivalents and short-term investments totaling $24.9 million. The Company reported available cash and short-term investments of $6.0 million as of December 31, 2005. As of December 31, 2006, the Company reported stockholders’ equity of $25.5 million.

“Our efforts to stabilize and transition Sequenom during 2006 resulted in an exciting and productive year that included new product launches for our MassARRAY platform, 47% revenue growth, a successful financing in June, 58% reduction in our cash burn and significant steps toward commercializing our first non-invasive prenatal diagnostic test,” stated Harry Stylli, Ph.D., President and Chief Executive Officer. “This year, we intend to continue executing on an aggressive business plan to improve sales activities while managing our cost structure. Our plan includes introducing new products that provide value-added solutions for the fine mapping genotyping market and increasing our non-invasive prenatal diagnostics research, development, and commercialization activities to meet our near and longer-term goals for building a portfolio of innovative diagnostic products.”

Sequenom Reports Fourth Quarter and Full Year 2006 Financial Results

2006 and Recent Highlights

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Expanded MassARRAY Platform Utility With the Launch of New Products: In March, we launched our EpiTYPER™ assay, a novel enabling tool for DNA methylation marker research and our QGE™ iPLEX assay, a research tool for multiplex quantitative gene expression analysis. In October, we launched our latest generation multiplex genotyping product, the iPLEX™ Gold assay, which enables a typical fine mapping genotyping study by providing routine multiplexing at 36 to 40 times per reaction for about 3  1/2 cents per data point.

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Exceeded $1 million in Revenue for Contract Research Services: Revenue for our contract research services business established last year exceeded $1 million for 2006, with nearly $0.5 million recognized in the fourth quarter. In January 2007, we announced an agreement to provide contract genotyping services to Genus plc, a world leader in applying quantitative genetics and biotechnology to livestock breeding, for a number of large-scale, high-throughput genotyping projects.

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Hired Key Executives: In May, accomplished diagnostics executive Betty Dragon, Ph.D. joined us as Senior Vice President of Research and Development. In August, we strengthened our sales and marketing leadership with the hiring of Michael Monko, Senior Vice President of Sales and Marketing. In February 2007, we named Steve Owings to the newly created position of Vice-President of Commercial Development, Prenatal Diagnostics. Last month, we announced the appointment of Paul Hawran, a veteran in the biotech industry, as Chief Financial Officer effective April 1, 2007.

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Completed $33 Million Private Placement: In June, we completed a $33 million private placement of common stock and warrants to purchase common stock with ComVest Investment Partners II LLC, Pequot Private Equity Fund IV, L.P., LB I Group, Inc. (an affiliate of Lehman Brothers) and Siemens Venture Capital GmbH.

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Added Exclusive Distributor in South Korea: In September, we announced that Bioneer Corporation had been selected to exclusively distribute and promote our genetic analysis products in South Korea. This new relationship led to the sale of three MassARRAY systems in the region during the fourth quarter of 2006, including a sale to the world-class National Cancer Center of the Republic of Korea.

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Expanded Non-Invasive Prenatal Diagnostic Opportunity: In October, we secured exclusive rights in the United States, Europe, Japan, Canada, and Australia to intellectual property for non-invasive prenatal gender determination testing for social and lifestyle purposes. In January 2007, we entered into a strategic collaboration with Qiagen N.V. to jointly develop a gold-standard preanalytical solution for small molecule (fetal) DNA enrichment for prenatal diagnostics. Also in January 2007, we entered into a collaboration and license agreement with Lenetix Medical Screening Laboratory, Inc. to develop and commercialize a proprietary non-invasive prenatal Rhesus D (RhD) incompatibility test based on our patent rights and using RT PCR methodology. In February 2007, we further expanded our non-invasive prenatal diagnostic intellectual property portfolio by acquiring additional rights from the Chinese University of Hong Kong (CUHK), including methods of fetal nucleic acid analysis using methylation marker and gene expression analysis on a maternal blood, serum, or plasma sample. We also obtained exclusive rights to a portfolio of methylation and nucleic acid markers from CUHK.

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Publications and Customer News: In November, a study published in “Nature Genetics” by the University of California, San Diego reported use of our MassARRAY system in a comprehensive genetic and biochemical analysis of experimentally evolved microorganisms. In December, Bovigen, LLC announced that the U.S. Department of Agriculture (USDA) approved Bovigen as a USDA Process Verified Program (PVP), and that Bovigen had chosen to work exclusively with

Sequenom Reports Fourth Quarter and Full Year 2006 Financial Results

our MassARRAY system for DNA testing. In January 2007, the Genome Institute of Singapore (GIS) significantly expanded its nucleic acid analysis capabilities by upgrading its genetic analysis facility to include two new MassARRAY systems with application software packages for running our new iPLEX Gold genotyping assay and our EpiTYPER assay. Also in January 2007, a research study published in “Nature Medicine” shows our MassARRAY platform enabled non-invasive prenatal detection of fetal trisomy 21 (Down syndrome).

2007 Corporate Goals

Our goals for 2007 include:

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Commercialization of Non-Invasive Prenatal Tests: Through external partnership, we expect by the end of the second quarter to launch a non-invasive prenatal test for RhD incompatability on RT PCR as a “home brew.” During the year, we expect to announce additional commercialization partnerships with CLIA-certified laboratories.

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iPLEX III Launch: Our scientists are currently developing the third version of our iPLEX assay, which is expected to reduce by half or more the current 3  1/2 cent cost per genotype for a typical study, while further improving data quality. We expect this technology to be available to certain customers by the end of the fourth quarter.

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Achieve Technical Milestones for Non-Invasive Prenatal Diagnostics: We plan to deliver a proof-of-concept for intermediate level fetal DNA enrichment and a commercially viable solution for fetal DNA enrichment for quantitative genomic tests such as CFTR or Tay-Sachs by the end of the third quarter.

2007 Financial Guidance

•	We expect total 2007 revenues to be in the $37 to $39 million range, and we also expect continued improvement in our gross margins.

•

We plan to increase our investment in our sales and marketing initiatives and our non-invasive prenatal diagnostics initiatives. As a result, for 2007 we expect our research and development expenses to be $16 to $17 million, our selling, general, and administrative expenses to range from $28 to $29 million, and stock-based compensation expense to be $2 to $3 million.

•	Based on this, we expect our net loss for the year to be between $23 to $25 million, and our cash burn to be $16 to $18 million.

Conference Call

Sequenom’s management will host an investment-community conference call today beginning at 1:00 p.m. Eastern time (10:00 a.m. Pacific time) to discuss financial results, provide a business update and answer questions.

Individuals interested in participating in the conference call may do so by dialing (866) 844-2998 for domestic callers, or (706) 679-9912 for international callers. Those interested in listening to the conference call live via the Internet may do so by visiting the company’s Web site at www.sequenom.com and clicking the webcast link in the lower left corner of the homepage.

Sequenom Reports Fourth Quarter and Full Year 2006 Financial Results

A webcast replay will be available on the Sequenom Web site for 14 days. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 8916246.

About Sequenom

Sequenom is committed to providing the best genetic analysis products that translate genomic science into superior solutions for biomedical research, livestock and agricultural applications, molecular medicine, and non-invasive prenatal testing. The Company’s proprietary MassARRAY system is a high-performance nucleic acid analysis platform that efficiently and precisely measures the amount of genetic target material and variations therein. The system is able to deliver reliable and specific data from complex biological samples and from genetic target material that is only available in trace amounts. The Company has exclusively licensed intellectual property rights for the development and commercialization of non-invasive prenatal genetic tests for use with the MassARRAY system and other platforms.

Sequenom® and MassARRAY® are trademarks of SEQUENOM, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding commercializing the Company’s first non-invasive prenatal diagnostic test, the Company’s intentions to continue executing on an aggressive business plan for 2007 and the Company’s plans for 2007, the Company’s goals for building a portfolio of innovative diagnostic products, performance expectations under the Company’s agreements with other parties including Genus plc, Qiagen N.V., and Lenetix Medical Screening Laboratory, Inc., the appointment of Paul Hawran as Chief Financial Officer on April 1, 2007, and all of the statements under 2007 Corporate Goals and under 2007 Financial Guidance, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with the Company’s operating performance, demand for and market acceptance of the Company’s products, services, and technologies, new technology and product development and commercialization particularly for new technologies such as non-invasive prenatal diagnostics, reliance upon the collaborative efforts of other parties, research and development progress, competition, government regulation, obtaining or maintaining regulatory approvals, and other risks detailed from time to time in the Company’s SEC (U.S. Securities and Exchange Commission) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, most recent periodic report on Form 10-Q, and other documents subsequently filed with or furnished to the SEC. These forward-looking statements are based on current information that is likely to change and speak only as of the date hereof. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

Tables to follow

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SEQUENOM, Inc.

Condensed Consolidated Financial Statements

(in thousands, except per share data)

Consolidated Summary of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)	(Audited)
Revenues:
Consumables	$3,752	$2,763	$12,930	$11,007
MassARRAY and Other product related	3,666	1,635	14,121	8,063
Services	469	—	1,023	—
Research and other	—	—	422	351

Total revenues	7,887	4,398	28,496	19,421

Costs and expenses:
Cost of product & service revenue	3,208	2,565	11,887	10,370
Research and development expenses	4,039	3,018	11,939	11,930
Selling and marketing expenses	3,217	2,482	10,993	11,016
General and administrative expenses	3,104	2,778	11,432	11,365
Restructuring charge	3	279	10	593
Amortization of acquired intangibles	—	503	1,511	2,014

Total costs and expenses	13,571	11,625	47,772	47,288

Operating loss	(5,684)	(7,227)	(19,276)	(27,867)

Net interest income	363	55	886	308
Other income, net	62	(113)	190	94

Loss before income taxes	(5,259)	(7,285)	(18,200)	(27,465)
Deferred income tax benefit	(73)	232	623	929

Net loss	$(5,332)	$(7,053)	$(17,577)	$(26,536)

Net loss per share, basic and diluted:	$(0.16)	$(0.53)	$(0.71)	$(2.00)

Weighted average of shares outstanding, basic and diluted	33,431	13,330	24,842	13,276

Consolidated Balance Sheet Information
	December 31, 2006	December 31, 2005
	(Unaudited)	(Audited)
Assets:
Cash, cash equivalents, short-term investments and restricted cash	$26,330	$8,678
Property, equipment and leasehold improvements, net	4,528	5,621
Other assets, including intangibles	9,023	10,137

Total assets	$39,881	$24,436

Liabilities and Stockholders’ Equity:
Deferred revenue	1,726	1,501
Other liabilities	12,704	11,092
Stockholders’ equity	25,451	11,843

Total liabilities and stockholders’ equity	$39,881	$24,436